February 11, 2013

Mr. John Simone
8450 Canyon Crossing
Lantana, TX 76226

Dear John:

USA Truck, Inc. (the “Company”) is pleased to offer you the position of President and Chief Executive Officer. In this position, you will report to the Board of Directors of the Company (the “Board”). You will also be elected to the Company's Board of Directors for the term that expires at the Company's annual shareholders' meeting in May 2015. (You will be subject to re-nomination by the Board and re-election by a vote of shareholders at that time,) The following outlines the terms of our offer, but does not constitute a contract of employment or a guarantee of employment.

1.	Employment Commencement Date and Compensation
a)	Your employment shall commence on February 18, 2013 (your "Employment Commencement Date").

b)
Your initial annual base salary will be $460,000 (your “2013 Base Salary”) payable monthly on the final working day of each month in the amount of $38,333.33, consistent with Company policy for executives.  Your salary for February will be prorated to reflect the portion of the month that you were employed.

c)
Upon your first day of employment, you will be eligible to receive a grant of (1) restricted common stock of the Company (Nasdaq ticker symbol “USAK”) in an amount equal to 75,000 shares and (2) non-qualified stock options valued at $75,000, using the Black-Scholes-Merton valuation and containing an exercise price established using the closing price of the first trading day of the Company's stock following your Employment Commencement Date.  Both the stock grant and the stock options will vest in equal 25% installments over four years, with the first vesting event occurring on the first anniversary of your Employment Commencement Date.

d)
You will be a participant in. USA Truck's Management Bonus Plan, which includes annual stock grants and an opportunity to earn an annual cash incentive of between 25% and 125% of $460,000 during 2013 and, in subsequent years, the base salary earned, determined by the Company’s actual results compared to predetermined performance targets established annually by the Executive Compensation Committee of the Board of Directors (the “Compensation Committee”).  Except as otherwise provided in paragraph (i) below, in order to be eligible to receive the bonuses more fully described herein, you must remain employed by the Company through the date of payment of those bonuses.

As we have discussed, the 2013 Management Bonus Plan would pay a bonus of 25% of your 2013 Base Salary if the Company’s 2013 pre-tax income equals $3,000,000 net of all bonus accruals. You will be eligible for a bonus of 75% of your 2013 Base Salary if the Company’s 2013 pre-tax income equals $20,000,000 net of all bonus accruals, and for a maximum bonus of 125% of your 2013 Base Salary if the Company’s 2013 pre-tax income equals $30,000,000 net of all bonus accruals. At various results between these target figures, your bonus will be determined by a straight line interpolation.

Such bonus will be paid in 2014, as soon as practical after the completion of the Audit of 2013 financial results. It is anticipated that the structure of this Bonus Plan will remain the same in the future, although the Compensation Committee has the exclusive and sole discretion to change this structure in the future.

e)
During 2013, you will receive a special bonus equal to 10% of any pre-tax income earned by the Company for the first half of this year above a negative $28,000, subject to a maximum payment of $50,000.  Such pre-tax income will be determined by the Board and will be net of all bonus accruals and payments, including this special bonus. Payment of this bonus will be made as soon as practical after the issuance of the Company’s Form 10Q report for the quarter ended June 30, 2013.

f)
In addition, you will receive a second special bonus equal to 10% of any pre-tax income earned by the Company for the second half of this year above $3,130,000, subject to a maximum payment of $50,000.  Such pre-tax income will be determined by the Board and will be net of all bonus accruals and payments, including this special bonus. Payment of this bonus will be made as soon as practical after the completion of the Audit of 2013 financial results.

g)
You are not eligible for any additional compensation related to relocation or commuting expenses, except that the Company will reimburse you for reasonable and customary commuting and hotel or apartment expenses during the first 30 days of your employment following your submittal of an expense report stating such expenses and necessary documentation, as proscribed by Company policy.

h)
During the course of your employment, the Company will reimburse you for reasonable and customary work-related travel expenses including hotels, flights and meals following your submittal of an expense report and necessary documentation, as prescribed by Company policy.

i)
In the event your employment is terminated by the Company or its successors without cause, you will be (x) paid a monthly severance amount equivalent to your base salary at the time of your termination for a period of twelve months (the “Severance Payments”), subject to legally required withholding obligations and your execution of a general release in form and substance satisfactory to the Company, (y) eligible to receive benefits under the Company’s comprehensive medical, dental, vision and prescription drug coverage plans (as may be in effect from time to time), during that twelve month period so long as you do not have alternative coverage through subsequent employment or otherwise, and (z) paid a lump sum payment equal to the pro rata share of the amount you would have received for the year in which you were terminated under the Company's Management Bonus Plan had you remained employed by the Company through the date when bonuses are paid to other executives (the “Severance Bonus”), provided that you have been an employee of the Company through at least June 30 of  that year.  The Severance Payments shall be paid on the date that you would normally have received your monthly base salary but shall be reduced by the amount of income you earn through any employment you may undertake during the first twelve months following your termination from the Company.  The Severance Bonus shall be determined in a manner consistent with payments made to other executives under the Management Bonus Plan by comparing the Company's actual results to predetermined performance targets established annually by the Compensation Committee and by using a percent of salary (which may be above or below the target bonus as called for in the plan) which is consistent with your position of Chief Executive Office.  The Severance Bonus shall be paid on the date in the year subsequent to the year in which you were terminated on the date when bonuses are paid to other executives who receive payments under the Management Bonus Plan.  Your pro rata share shall be equal to (a) the number of full weeks you have worked for the company divided by (b) fifty-two (52) weeks.   No Severance Payments or Severance Bonus shall be payable if you voluntarily terminate your employment or your employment is terminated for cause as determined by the Board, for reasons including, but limited to, any violation of Company policy or violation of any law, rule or regulation applicable to the Company's business operations.

2.	Benefits
a)	You will be eligible to receive up to four weeks paid vacation beginning on your Employment Commencement Date.

b)
You will be eligible to participate in our 401(k) Plan the first day of the quarter following your completion of 90 days of continuous employment to the extent you are otherwise eligible under the terms of the Plan.  Your 401(k) investment is accumulated in your account, similar to a savings account, and is available for withdrawal at retirement or upon termination of employment.

c)
You will be eligible to participate in the Company’s Employee Stock Purchase plan (“ESPP”) after 90 days of continuous employment with the Company to the extent you are otherwise eligible under the terms of the Plan.  The Company pays all brokerage fees incurred in connection with the purchase of shares made through payroll deduction. The ESPP is the Company’s only payroll deduction plan available for the purchase of shares of the stock of the Company. Employees may withhold up to 40 percent of their salary for Company Stock purchase,

d)
You will be eligible the first day of the month following one year of continuous employment for Group Life Insurance to the extent you are otherwise eligible under the terms of the Company’s Group Life Insurance Plan,

e)
The Company is a sponsor of the Arkansas Best Federal Credit Union.  Membership requires a deposit of five dollars to a personal savings account.  The ABFCU makes available a full range of financial services, including interest-bearing checking accounts, low cost loan services and premium rates on savings accounts.  Deposits and loan payments can be made through payroll deductions.

f)
You will be eligible to participate in the Company’s comprehensive medical, dental, vision and prescription drug coverage plans (as may be in effect from time to time) on the first day of the month following 90 days of continuous employment to the extent you are otherwise eligible under the terms of those plans.

3.   Confidential Information, Trade Secrets and Non-Solicitation

You are being hired on the condition that you will not use trade secrets or confidential information in the event you are contracted in nature by any previous employers. Your employment is contingent on the execution of the enclosed Confidentiality and Non-Solicitation Agreement before commencing your employment with the Company.

Federal law requires that you present documentation on your employment commencement date that establishes your identity and legal right to work in the U.S. This offer is conditioned on your being able to do so. You should bring this documentation to orientation. If you are unable to present the appropriate documents within three days from commencement of your employment, the Company cannot continue your employment. The law does not allow any exceptions to this rule.

This offer is conditioned upon your satisfactory completion of a drug screen. Physical details on how you may conduct the drug test and physical will be discussed later after your acceptance of this offer.

This offer is conditioned upon, and shall be deemed effective simultaneously with, the approval of the Board and your agreement to accept the position. This offer letter does not create an express or implied contract of employment or any other contractual commitment. Your employment relationship with the Company is on an at-will basis, which means that either you or the Company may terminate the employment relationship at any time for any or no reason, consistent with applicable law.

John, our entire Board of Directors is excited to extend this offer and we look forward to your joining the USA Truck team!  Please acknowledge your acceptance of the terms of this written offer by signing below and emailing the signed letter to me (robert.peiser@parktongroup,com).

This offer is valid until 5:00 PM Central Standard Time on Tuesday, February 12, 2013.

If you have any questions, please do not hesitate to contact me at 281-798-0841.

Sincerely
/s/ Robert A. Peiser
Robert A. Peiser
Chairman of the Board
USA, Truck, Inc.
3200 Industrial Park Road
Van Buren, AR72956

Agreed and Accepted
By:    /s/ John M. Simone
Date:   February 12, 2013

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